Exhibit 99.77D
Changes to Certain of the Funds' Investment Policies

During the six months ended March 31, 2004, certain of the Funds' investment policies were changed as set forth below:

ICON International Equity Fund

Effective January 29, 2004, the prospectus for the ICON North Europe Region Fund was amended to reflect the Fund's name change to the ICON International Equity Fund. The Fund's investment policy was amended to reflect a change in the Fund's principal investment strategy to indicate that the Fund seeks to achieve its investment objective by normally investing at least 80% of its net assets, plus any borrowings for investment purposes, in foreign equity securities from countries outside the United States. Previously, the Fund's investment policy stated that the Fund sought to achieve its investment objective by normally investing at least 80% of its net assets, plus any borrowings for investment purposes, in foreign equity securities of companies with their principal business activities in the North Europe region.

ICON Europe Fund

Effective January 29, 2004, the prospectus for the ICON South Europe Region Fund was amended to reflect the Fund's name change to the ICON Europe Fund. The Fund's investment policy was amended to reflect a change in the Fund's principal investment strategy to indicate that the Fund seeks to achieve its investment objective by normally investing at least 80% of its net assets, plus any borrowings for investment purposes, in foreign equity securities of companies with their principal business activities in the European region. Previously, the Fund's investment policy stated that the Fund sought to achieve its investment objective by normally investing at least 80% of its net assets, plus any borrowings for investment purposes, in foreign equity securities of companies with their principal business activities in the South Europe region.

ICON Covered Call Fund

Effective January 29, 2004, the investment policies of the ICON Covered Call Fund were amended to state that the Fund normally invests in equity securities traded in U.S. markets and in covered call options sold or "written" on equities comprising at least 80% of the Fund's net assets, plus any borrowings for investment purposes. Previously, the Fund's investment policy stated that the Fund sought to achieve its investment objective by normally investing at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities traded in U.S. markets and in covered call options sold or "written" against these securities.